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EXHIBIT 12.1  UNIFRAX CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED
              CHARGES

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                                                       YEAR ENDED DECEMBER 31
                                                      1998      1999       2000
                                                      ----      ----       ----
                                                           (IN THOUSANDS)
Earnings from continuing operations before
     income taxes and minority interest            $ 6,350    $ 7,766    $11,390


Fixed charges
     Interest                                       11,988     11,335     11,692
     Imputed interest on operating lease
         obligations                                   381        278        561
                                                   -------    -------    -------
                                                    12,369     11,613     12,253
Adjusted earnings available for payment of
     fixed charges                                 $18,719    $19,379    $23,643
                                                   =======    =======    =======

Ratio of earnings to fixed charges                     1.5        1.7        1.9
                                                   =======    =======    =======
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